UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                                                                    SEC File No.
                                                                    001-11454-03


                                                                    CUSIP NUMBER
                                                                       92553t104

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [ X ] Form 10-Q
[ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended:  September 30, 2005
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[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

The entire Form 10-QSB for the quarterly period ended September 30, 2005
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PART I -- REGISTRANT INFORMATION

vFinance, Inc.
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Full Name of Registrant


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Former Name if Applicable


3010 N. Military Trail, Suite 300
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Address of Principal Executive Office (Street and Number)


Boca Raton, Florida 33431
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City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date
     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

As a result of disruptions caused by the impact of Hurricane Wilma in south Florida, and the effects of the hurricane on the Registrant's principal offices and the offices of the Registrant's accountants, Registrant is unable, without unreasonable effort or expense, to file its Form 10-QSB for the quarterly period ended September 30, 2005 within the prescribed period. The additional time required to file the Form 10-QSB is necessary to ensure the filing of a complete and accurate Form 10-QSB. The Registrant believes that the Form 10-QSB will be filed on or before the fifth calendar day following the due date.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Sheila Reinken             (561)            981-1083
        ----------------         -----------     ------------------
            (Name)               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X] No

                                 vFinance, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2005              By: /s/ Sheila C. Reinken
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                                         Sheila  C. Reinken
                                         Chief Financial Officer